Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec
(314) 342-7768
FOR IMMEDIATE RELEASE
January 27, 2015

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE YEAR ENDED DECEMBER 31, 2014

•	2014 revenues of $6.79 billion lead to Adjusted EBITDA of $814 million

•	Peabody 2014 safety results improve to new record; U.S. and Australian operating costs per ton reach lowest levels since 2010

•	2015 targets reflect lower U.S. and Australian operating costs per ton, a decline in U.S. revenues per ton and continued capital discipline

•	Peabody earns Energy Company of the Year and CEO of the Year at 2014 Platts Global Energy Awards

ST. LOUIS, Jan. 27 - Peabody Energy (NYSE: BTU) today reported full-year 2014 revenues of $6.79 billion, leading to Adjusted EBITDA of $814.0 million.  Full-year Adjusted EBITDA includes the impact of $26.0 million in fourth quarter charges related to an organizational restructuring program and pension settlements.  Including $1.26 per share in charges primarily related to certain valuation allowance adjustments, Diluted Loss Per Share from Continuing Operations totaled $(2.83) and Adjusted Diluted EPS totaled $(2.27).
“Peabody continues to drive improvements in safety, costs and productivity as we respond to challenging market conditions with additional cost reduction programs, capital efficiency initiatives and non-core asset sales,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “While we expect coal fundamentals to improve over time, we are implementing further steps in our comprehensive plan to improve competitiveness and maintain adequate liquidity.”

______________________________________________________
1 The company has modified the definition of its Adjusted EBITDA non-GAAP financial measure to also exclude the impact of changes in deferred tax asset valuation allowance related to equity affiliates ($52.3 million in the fourth quarter of 2014), and the definition is available at the end of the release. The company’s Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS measures were not modified in this manner in order to consistently include the effects of changes in deferred tax asset valuation allowances related to the company’s equity affiliates and those of our consolidated entities.

RESULTS FROM PEABODY CONTINUING OPERATIONS
2014 revenues totaled $6.79 billion compared with $7.01 billion in the prior year primarily due to sharply lower realized pricing in Australia. Sales volumes were consistent with prior-year levels as higher U.S. and Australian shipments offset a reduction in Trading and Brokerage volumes.
U.S. Mining revenues of $4.02 billion were in line with the prior year, as an increase in Western shipments offset a decline in average realized pricing, primarily related to contract reopeners in the Midwest. Peabody increased Southern Powder River Basin volumes to the highest annual level since 2011, and the flagship North Antelope Rochelle Mine achieved record production levels, even as rail issues constrained industry shipments. Australian revenues of $2.67 billion reflected a 16 percent decline in revenues per ton, partly offset by a 9 percent rise in shipments. Australian volumes increased to a record 38.2 million tons, including 17.6 million tons of metallurgical coal at $93.61 per ton and 13.0 million tons of export thermal coal at $68.02 per ton, with the remainder delivered under domestic thermal contracts.
2014 Adjusted EBITDA totaled $814.0 million, including the impact of $26.0 million in fourth quarter restructuring and pension settlement charges. Adjusted EBITDA declined $233.2 million from the prior year, as the impact of more than $550 million in lower pricing was mitigated by approximately $275 million in lower costs from aggressive actions to reduce expenses and increase productivity. The company is continuing its comprehensive repositioning initiative to include office closures, workforce reductions and implementation of shared services to consolidate activities and lower annual overhead costs.
U.S. Mining Adjusted EBITDA of $1.07 billion was impacted by a 3 percent decrease in revenues per ton, partly offset by a 1 percent reduction in operating costs per ton and a 3 percent increase in shipments. Australian Mining Adjusted EBITDA declined in 2014 to $74.4 million, and was affected by approximately $530 million related to lower pricing that was mitigated by an 8 percent decline in unit costs. 2014 Australian costs per ton of $68.05 reached the lowest annual level since 2010, driven by structural cost improvements from owner-operator conversions, two new longwall systems and reduced production at the contractor operated Burton Mine, the company’s highest unit-cost operation.
2014 Trading and Brokerage Adjusted EBITDA increased $34.8 million to $14.9 million and Resource Management Adjusted EBITDA totaled $30.9 million, compared with $49.5 million in the prior year.
2014 results include impairment charges of $154.4 million, primarily related to the Burton Mine and certain undeveloped properties in the United States. Results also reflect a fourth quarter valuation allowance of $52.3 million on deferred tax assets at the Middlemount Mine joint venture in Australia, which is included in Loss from Equity Affiliates. Peabody’s 2014 tax provision totaled $201.2 million compared with a $448.3 million tax benefit in 2013. The change includes a $284.0 million valuation allowance recorded in 2014 against U.S. income tax assets along with a $112.8 million prior-year tax benefit related to impairments and a $78.3 million lower year-over-year benefit related to the repeal of the Mineral Resources Rent Tax in Australia.
Loss from Continuing Operations totaled $(749.1) million compared to $(286.0) million in the prior year. Diluted Loss from Continuing Operations totaled $(2.83) per share with Adjusted Diluted EPS of $(2.27).
Summary of Adjusted Diluted EPS (Unaudited)

	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2014	2013	2014	2013

Diluted EPS - Loss from Continuing Operations (1)(2)	$(1.79)	$(1.52)	$(2.83)	$(1.12)
Asset Impairment, Net of Income Taxes	0.57	1.47	0.57	1.56
Settlement Charges Related to the Patriot Bankruptcy Reorganization, Net of Income Taxes	—	0.07	—	0.07
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.01	(0.02)	(0.01)	(0.17)
Adjusted Diluted EPS (3)	$(1.21)	$0.00	$(2.27)	$0.34

(1)
Includes $1.26 per share for the quarter and year ended December 31, 2014, related to certain valuation allowance adjustments in the U.S. and Australia and restructuring and pension settlement charges.

(2)	Reflects loss from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

(3)	Represents a non-GAAP financial measure defined at the end of this release and illustrated in the Reconciliation of Non-GAAP Financial Measures table after this release.

2014 operating cash flow totaled $336.6 million and resource management transactions generated approximately $130 million in cash, while capital spending was reduced to $194.4 million. Cash balances declined $146.0 million during the year to $298.0 million, with total liquidity of $2.06 billion.
Given market conditions in recent years, Peabody has taken aggressive actions to reduce operating and corporate costs, lower capital spending and complete asset sales to maintain adequate levels of cash and liquidity. Over the next two years, Peabody has nearly $1 billion in annual cash payments associated with debt service, capital investments, Powder River Basin reserve installments and health benefit trust payments. The annual payments related to the final Powder River Basin reserve installments and health benefit trust payments amount to approximately $350 million of the total, and end within two years. As part of a comprehensive program to manage cash and liquidity, the company has reduced the February 2015 quarterly dividend to $0.0025 per share. Peabody’s Board of Directors will continue to evaluate the appropriate dividend level on a quarterly basis.

GLOBAL COAL MARKETS
“2014 was a turbulent year for the coal markets as slowing near-term demand growth and strong seaborne supplies resulted in continued coal price declines,” said Peabody Energy

President and CEO-Elect Glenn Kellow. “We would anticipate seeing catalysts for market improvement including stable seaborne metallurgical supply, the addition of new global coal-fueled generation and coal import growth in India and Southeast Asia. In the U.S., we expect Southern Powder River Basin consumption to rise in 2015 despite lower expected natural gas prices, as rail performance improves and utility coal conservation measures are eliminated.”

Within global markets:

•
Peabody projects 2015 metallurgical coal import demand increases will outpace supply growth for the first time since 2011. Seaborne metallurgical coal supply is expected to be flat in 2015 as modest Australian growth is offset by North American cutbacks. Approximately 25 million tonnes of seaborne metallurgical production cutbacks have been announced over the last 12 months, with an estimated 15 million tonnes yet to be realized by mid-2015;

•
Chinese coal imports declined 35 million tonnes to approximately 290 million tonnes in 2014 on flat coal generation and slowing steel production growth. Peabody projects Chinese import growth to resume over time as domestic production is rationalized and new infrastructure projects are advanced;

•
In India, coal imports rose more than 25 million tonnes in 2014 as higher economic growth led to increased coal demand. Coal generation improved 13 percent in 2014, resulting in thermal coal imports rising 20 million tonnes through December. Metallurgical coal imports increased 6 million tonnes last year, and additional infrastructure build out is expected to support continued import growth;

•
The first quarter 2015 metallurgical coal benchmark for high-quality low-vol hard coking coal settled at $117 per tonne, down $2 per tonne from the prior-quarter price. The mid-vol hard coking coal price increased to $116.50 and the benchmark low-vol PCI settled at rollover pricing of $99 per tonne, which together represent the majority of Peabody’s Australian metallurgical coal exports; and

•
U.S. coal exports declined 17 percent to approximately 100 million tons in 2014, with metallurgical export declines accelerating late in the year. 2015 U.S. exports are expected to decline 20 to 30 million tons, with metallurgical exports falling approximately 10 million tons.

Based on current global economic growth forecasts, Peabody expects annual global coal demand to rise 500 million tonnes by 2017. Over this same period, approximately 225 gigawatts of new coal-fueled generation are expected to be built, supporting an estimated 8 to 10 percent increase in seaborne thermal coal demand. The World Steel Association projects global steel use will rise 2 percent in 2015. Peabody expects seaborne metallurgical coal demand to rise 10 to 15 percent over the next three years, led by ongoing urbanization and industrialization in Asia.

Within U.S. coal markets:

•
Coal accounted for approximately 40 percent of U.S. electricity demand in 2014. Utility coal consumption was stable over 2013 despite mild weather in the second half of the year and an estimated 25 million ton impact from coal conservation measures related to rail performance;

•
Southern Powder River Basin stockpiles ended 2014 at approximately 50 days. Inventories declined over the prior year, while stockpiles increased in the fourth quarter due to mild weather and stronger rail performance; and

•
2015 U.S. coal demand is expected to decline 50 to 60 million tons based primarily on lower projected natural gas prices. However, Peabody projects Southern Powder River Basin consumption to increase 10 to 20 million tons on improving rail performance and elimination of coal conservation measures.

Peabody expects coal’s share of U.S. electricity demand to be approximately 40 percent in 2017, and utility coal usage is projected to increase 10 to 30 million tons over 2014 levels. Over that time, Southern Powder River and Illinois Basin demand is anticipated to rise 50 to 70 million tons due to a recovery in natural gas prices, increasing coal plant utilization and basin switching that more than offset expected unit retirements.

2015 FOCUS AREAS
Peabody continues to build on core strengths while preserving a leading position in the higher-growth, low-cost basins in the U.S., and serving the highest-growth Asian markets through the company’s Australian platform. The company has several key priorities for 2015:

•	Drive operational excellence with continuous improvements in safety, productivity, costs and sustainable mining practices;

•	Exercise continued capital discipline and maintain adequate cash and liquidity;

•
Build upon cost reductions and Australia’s competitive advantage with additional cost improvements at the operational and corporate levels, and maximize the benefits from declining oil costs and lower Australian dollar exchange rates;

•	Actively manage Peabody’s portfolio of assets to improve near-term returns and position a pipeline of new projects for when market conditions improve; and

•	Increase global understanding of coal mining and use by advancing awareness and advocacy around sustainable mining, energy access and clean coal solutions.

OUTLOOK
Approximately 5 percent of Peabody's projected 2015 U.S. production is unpriced, with 2016 production approximately 45 to 55 percent unpriced based on expected 2015 production levels.

2015 Guidance
Sales Volumes (in million tons)
U.S.	190 - 200
Australia	35 - 37
Trading & Brokerage	20 - 28
Total	245 - 265

U.S. Operations
Revenue Per Ton	2% - 4% Lower
Costs Per Ton	2% - 4% Lower

Australia Operations
Metallurgical Coal Sales	15 - 16 million tons
Export Thermal Sales	12 - 13 million tons
Costs per Ton	2% - 4% Lower

Depreciation, Depletion and	$600 - $640 million
Amortization

Capital Expenditures	$180 - $200 million

Regarding full-year 2015 targets:

•
Australian costs per ton are expected to benefit from further cost containment efforts that offset normal inflation pressures. U.S. costs per ton targets reflect cost reduction efforts and increased Western shipments, offset by higher overburden ratios;

•
U.S. revenues per ton are expected to decline primarily due to lower Midwest pricing and a change in Western volume mix. Higher Southern Powder River Basin deliveries will be partly offset by reduced Colorado volumes, which are expected to be approximately 4 million tons per year; and

•
Capital spending is primarily allocated to sustaining capital items. Specific projects include the Gateway North extension to replace production from the existing operation, the Wolf Creek development in Colorado, and continued investment in safety and productivity improvement activities.

Peabody is targeting first quarter 2015 Adjusted EBITDA of $160 million to $200 million and Adjusted Diluted EPS of $(0.39) to $(0.32). Compared with the fourth quarter of 2014, first quarter 2015 targets reflect the above mentioned annual guidance, lower seaborne thermal coal pricing, expected lower Resource Management contributions and two Australian longwall moves.
Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. Peabody was named Energy Company of the Year at the 2014 Platts Global Energy Awards. For further information, visit PeabodyEnergy.com and AdvancedEnergyForLife.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Jan. 27, 2015. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: global supply and demand for coal, including the seaborne thermal and metallurgical coal markets; price volatility and customer procurement practices, particularly in international seaborne products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand and production; reductions and/or deferrals of purchases by major customers and ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; availability, access to and related cost of capital and financial markets; ability to appropriately secure our obligations for land reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements; changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; litigation, including claims not yet asserted; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  The company has defined below the non-GAAP financial measures that are used and has included in the tables following this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense; income taxes; asset retirement obligation expenses; depreciation, depletion, and amortization; asset impairment and mine closure costs; charges for the settlement of claims and litigation related to previously divested operations; and changes in deferred tax asset valuation allowance and amortization of basis difference related to equity affiliates.  Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP.  Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in comparing the company’s current results with those of prior and future periods and in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on the company’s income tax provision. The company calculates income tax benefits related to asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits.  Management has included these measures because, in the opinion of management, excluding those foregoing items is useful in comparing the company’s current results with those of prior and future periods.  Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Years Ended Dec. 31, 2014 and 2013

(In Millions, Except Per Share Data)
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2014	2013	2014	2013

Tons Sold	64.3	64.6	249.8	251.7

Revenues	$1,684.5	$1,742.8	$6,792.2	$7,013.7
Operating Costs and Expenses (1)	1,401.2	1,477.4	5,716.9	5,729.1
Depreciation, Depletion and Amortization	171.8	197.5	655.7	740.3
Asset Retirement Obligation Expenses	34.5	15.8	81.0	66.5
Selling and Administrative Expenses	55.5	65.0	227.1	244.2
Restructuring and Pension Settlement Charges	26.0	—	26.0	11.9
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(15.5)	(2.7)	(41.4)	(52.6)
Asset Impairment	154.4	506.8	154.4	528.3
Settlement Charges Related to the Patriot Bankruptcy Reorganization	—	30.6	—	30.6
Loss from Equity Affiliates:
Results of Operations (1)	9.6	2.3	49.6	33.9
Change in Deferred Tax Asset Valuation Allowance	52.3	—	52.3	—
Amortization of Basis Difference	1.7	2.3	5.7	6.3
Loss from Equity Affiliates	63.6	4.6	107.6	40.2
Operating Loss	(207.0)	(552.2)	(135.1)	(324.8)
Interest Income	(3.7)	(4.5)	(15.4)	(15.7)
Interest Expense:
Interest Expense	103.7	102.1	414.0	401.4
Interest Charges Related to Litigation	1.5	—	12.6	6.9
Loss on Debt Extinguishment or Modification	—	—	1.6	16.9
Interest Expense	105.2	102.1	428.2	425.2
Loss from Continuing Operations Before Income Taxes	(308.5)	(649.8)	(547.9)	(734.3)
Income Tax Provision (Benefit):
Provision (Benefit)	169.1	(242.5)	203.9	(404.0)
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	1.2	(6.2)	(2.7)	(44.3)
Income Tax Provision (Benefit)	170.3	(248.7)	201.2	(448.3)
Loss from Continuing Operations, Net of Income Taxes	(478.8)	(401.1)	(749.1)	(286.0)
Loss from Discontinued Operations, Net of Income Taxes	(34.2)	(160.1)	(28.2)	(226.6)
Net Loss	(513.0)	(561.2)	(777.3)	(512.6)
Less: Net Income Attributable to Noncontrolling Interests	1.6	4.5	9.7	12.3
Net Loss Attributable to Common Stockholders	$(514.6)	$(565.7)	$(787.0)	$(524.9)

Adjusted EBITDA	$207.7	$200.8	$814.0	$1,047.2

Diluted EPS - Loss from Continuing Operations (2)(3)	$(1.79)	$(1.52)	$(2.83)	$(1.12)

Diluted EPS - Net Loss Attributable to Common Stockholders (2)	$(1.92)	$(2.12)	$(2.94)	$(1.97)

Adjusted Diluted EPS (2)	$(1.21)	$0.00	$(2.27)	$0.34

(1)	Excludes items shown separately.
(2)
For Diluted EPS, weighted average diluted shares outstanding were 268.2 million and 267.3 million for the quarters ended Dec. 31, 2014 and 2013, respectively, and 268.1 million and 267.1 million for the years ended Dec. 31, 2014 and 2013, respectively. For Adjusted Diluted EPS, weighted average diluted shares outstanding were 268.2 million and 267.7 million for the quarters ended Dec. 31, 2014 and 2013, respectively, and 268.1 million and 267.6 million for the years ended Dec. 31, 2014 and 2013, respectively.

(3)	Reflects loss from continuing operations, net of income taxes less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Years Ended Dec. 31, 2014 and 2013
	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2014	2013	2014	2013

Revenue Summary (In Millions)
U.S. Mining Operations	$983.6	$1,005.4	$4,023.8	$4,005.1
Australian Mining Operations	676.3	716.5	2,671.8	2,904.6
Trading and Brokerage Operations	12.1	11.4	58.4	66.0
Other	12.5	9.5	38.2	38.0
Total	$1,684.5	$1,742.8	$6,792.2	$7,013.7

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	6.1	6.4	25.0	26.3
Western U.S. Mining Operations	43.1	40.9	166.4	158.8
Australian Mining Operations (1)	10.3	9.0	38.2	34.9
Trading and Brokerage Operations	4.8	8.3	20.2	31.7
Total	64.3	64.6	249.8	251.7

Revenues per Ton - Mining Operations
Midwestern U.S. (2)	$45.99	$50.29	$47.99	$50.75
Western U.S. (3)	16.39	16.71	16.98	16.81
Total - U.S. (2)(3)	20.02	21.26	21.03	21.63
Australia	65.97	79.46	69.99	83.26

Operating Costs per Ton - Mining Operations (4)
Midwestern U.S.	$34.85	$35.47	$35.92	$34.48
Western U.S. (3)	12.20	12.20	12.35	12.42
Total - U.S. (3)	14.98	15.36	15.42	15.54
Australia	61.72	76.24	68.05	74.18

Gross Margin per Ton - Mining Operations (4)
Midwestern U.S. (2)	$11.14	$14.82	$12.07	$16.27
Western U.S. (3)	4.19	4.51	4.63	4.39
Total - U.S. (2)(3)	5.04	5.90	5.61	6.09
Australia	4.25	3.22	1.94	9.08

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - U.S. Mining Operations	$245.7	$279.2	$1,071.8	$1,126.6
Adjusted EBITDA - Australian Mining Operations	43.5	28.9	74.4	316.6
Adjusted EBITDA - Trading and Brokerage
Trading and Brokerage Operations	7.2	(4.3)	30.5	8.5
Litigation Settlement	—	(7.8)	(15.6)	(28.4)
Total Trading and Brokerage	7.2	(12.1)	14.9	(19.9)
Adjusted EBITDA - Resource Management (5)	16.2	2.5	30.9	49.5
Selling and Administrative Expenses	(55.5)	(65.0)	(227.1)	(244.2)
Restructuring and Pension Charges	(26.0)	—	(26.0)	(11.9)
Other Operating Costs, Net (6)	(23.4)	(32.7)	(124.9)	(169.5)
Adjusted EBITDA	207.7	200.8	814.0	1,047.2

Operating Cash Flows	86.5	178.4	336.6	722.4
Acquisitions of Property, Plant and Equipment	86.9	99.7	194.4	328.4
Coal Reserve Lease Expenditures	187.3	187.3	276.7	276.8

(1)
Metallurgical coal tons sold totaled 5.0 million and 4.2 million for the quarters ended Dec. 31, 2014 and 2013, respectively, and 17.6 million and 15.9 million for the years ended Dec. 31, 2014 and 2013, respectively.

(2)
The finalization of pricing under a customer sales agreement resulted in lower Midwestern U.S. revenues per ton and gross margin per ton of $1.56 for the quarter ended Dec. 31, 2014. The impact on Total - U.S. revenues per ton and gross margin per ton was $0.19 for that period.

(3)
The finalization of pricing under a customer sales agreement resulted in additional Western U.S. revenues per ton, operating costs per ton, and gross margin per ton of $0.20, $0.04, and $0.16, respectively, for the year ended Dec. 31, 2014. The impact on Total - U.S. revenues per ton, operating costs per ton, and gross margin per ton was $0.18, $0.04, and $0.14, respectively, for that period.

(4)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring and pension settlement charges; asset impairment; and certain other costs related to post-mining activities.

(5)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(6)
Includes loss from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference) and costs associated with post-mining activities.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Dec. 31, 2014 and 2013

(In Millions)
	(Unaudited)
	Dec. 31, 2014	Dec. 31, 2013
Cash and Cash Equivalents	$298.0	$444.0
Accounts Receivable, Net	563.1	557.9
Inventories	406.5	506.7
Deferred Income Taxes	80.0	66.4
Other Current Assets	363.4	417.7
Total Current Assets	1,711.0	1,992.7
Property, Plant, Equipment and Mine Development, Net	10,577.3	11,082.5
Deferred Income Taxes	0.7	7.8
Investments and Other Assets	902.1	1,050.4
Total Assets	$13,191.1	$14,133.4

Current Maturities of Long-Term Debt	$21.2	$31.7
Accounts Payable and Accrued Expenses	1,767.7	1,737.7
Other Current Liabilities	32.7	6.1
Total Current Liabilities	1,821.6	1,775.5
Long-Term Debt, Less Current Maturities	5,965.6	5,970.7
Deferred Income Taxes	89.1	40.9
Other Noncurrent Liabilities	2,588.3	2,398.4
Total Liabilities	10,464.6	10,185.5
Stockholders' Equity	2,726.5	3,947.9
Total Liabilities and Stockholders' Equity	$13,191.1	$14,133.4

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Years Ended Dec. 31, 2014 and 2013

(In Millions, Except Per Share Data)	Quarter Ended		Year Ended
	Dec.	Dec.	Dec.	Dec.
	2014	2013	2014	2013

Adjusted EBITDA	$207.7	$200.8	$814.0	$1,047.2
Depreciation, Depletion and Amortization	171.8	197.5	655.7	740.3
Asset Retirement Obligation Expenses	34.5	15.8	81.0	66.5
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	52.3	—	52.3	—
Amortization of Basis Difference Related to Equity Affiliates	1.7	2.3	5.7	6.3
Interest Income	(3.7)	(4.5)	(15.4)	(15.7)
Interest Expense	105.2	102.1	428.2	425.2
Income Tax Provision (Benefit), Excluding Tax Items Shown Separately Below	169.1	(118.4)	203.9	(279.9)
Adjusted (Loss) Income from Continuing Operations (1)	(323.2)	6.0	(597.4)	104.5
Asset Impairment	154.4	506.8	154.4	528.3
Settlement Charges Related to the Patriot Bankruptcy Reorganization	—	30.6	—	30.6
Tax Benefit Related to Asset Impairment	—	(112.8)	—	(112.8)
Tax Benefit Related to Settlement Charges Related to the Patriot Bankruptcy Reorganization	—	(11.3)	—	(11.3)
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	1.2	(6.2)	(2.7)	(44.3)

Loss from Continuing Operations, Net of Income Taxes	$(478.8)	$(401.1)	$(749.1)	$(286.0)

Net Income Attributable to Noncontrolling Interests	$1.6	$4.5	$9.7	$12.3

Diluted EPS - Loss from Continuing Operations (2)	$(1.79)	$(1.52)	$(2.83)	$(1.12)
Asset Impairment, Net of Income Taxes	0.57	1.47	0.57	1.56
Settlement Charges Related to the Patriot Bankruptcy Reorganization, Net of Income Taxes	—	0.07	—	0.07
Remeasurement Expense (Benefit) Related to Foreign Income Tax Accounts	0.01	(0.02)	(0.01)	(0.17)
Adjusted Diluted EPS	$(1.21)	$0.00	$(2.27)	$0.34

Targets for the Quarter Ending Mar. 31, 2015 (Unaudited)

(In Millions, Except Per Share Data)	Quarter Ending
	Mar. 31, 2015
	Targeted Results
	Low	High

Adjusted EBITDA	$160	$200
Depreciation, Depletion and Amortization	147	162
Asset Retirement Obligation Expenses	13	15
Interest Income	(2)	(4)
Interest Expense	107	105
Income Tax Provision Before Remeasurement of Foreign Income Tax Accounts	—	5
Adjusted Loss from Continuing Operations (1)	(105)	(83)
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Loss from Continuing Operations, Net of Income Taxes	$(105)	$(83)

Net Income Attributable to Noncontrolling Interests	$—	$4

Diluted EPS - (Loss) Income from Continuing Operations (2)	$(0.39)	$(0.32)
Remeasurement Expense Related to Foreign Income Tax Accounts	—	—
Adjusted Diluted EPS	$(0.39)	$(0.32)

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects loss from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.